Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Year-End Promotions for Certain Executive Officers

MECHANICSBURG, PENNSYLVANIA — December 23, 2013 — Select Medical Holdings Corporation (the “Company”) (NYSE: SEM) today announced that its Board of Directors has appointed David S. Chernow to serve as its President and Chief Executive Officer effective on January 1, 2014.  Mr. Chernow has served as the Company’s President since September 2010.  He previously served on the Company’s Board of Directors from August 2005 to September 2010.  Mr. Chernow will continue to report directly to Mr. Robert A. Ortenzio.

The Company’s Board of Directors has appointed Robert A. Ortenzio to serve as the Company’s Executive Chairman and Co-Founder effective on January 1, 2014.  Mr. Ortenzio has served as the Company’s Chief Executive Officer since February 2005.  He will continue to serve as a member of the Company’s Board of Directors.  In his role as Executive Chairman and Co-Founder, Mr. Ortenzio will continue to focus on overall Company strategy, mergers and acquisitions and government and investor relations.

The Company’s Board of Directors has appointed Rocco A. Ortenzio to serve as the Company’s Vice Chairman and Co-Founder effective on January 1, 2014.  Mr. Ortenzio has served as the Company’s Executive Chairman since February 2005.  He will continue to serve as a member of the Company’s Board of Directors.

“The Board’s appointment of David as Chief Executive Officer recognizes his value to the Company and my confidence in the executive team we have in place to run the operations of a large company,” said Mr. Robert A. Ortenzio.

Mr. Chernow stated, “As President, I have been working extensively with the Company’s senior leaders to understand the Company’s many opportunities and challenges. I have confidence in the Company’s strong leadership team, and look forward to continuing our efforts and working with our employees and partners to further strengthen our services and our position in the nation’s post acute care continuum.”

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of September 30, 2013, Select Medical operated 108 long term acute care hospitals and 15 acute medical rehabilitation hospitals in 28 states and 997 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•              changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•              the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•              the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•              a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•              acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•              private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•              the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•              shortages in qualified nurses or therapists could increase our operating costs significantly;

•              competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•              the loss of key members of our management team could significantly disrupt our operations;

•              the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•              other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” for the year ended December 31, 2012 contained in our annual report on Form 10-K filed with the SEC on February 26, 2013 and our quarterly report on Form 10-Q for the three months ended March 31, 2013, filed with the SEC on May 2, 2013.

Contact:

Investor inquiries:

Joel T. Veit

Senior Vice President & Treasurer

717/972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation